Exhibit 99.1
May 12, 2011
Imperial Holdings, Inc. Announces First Quarter 2011 Results
- First quarter revenues reach $24.9 million —
- Consolidated income before taxes of $7.4 million-
BOCA RATON, Fla.—Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”), a specialty finance company providing liquidity solutions with a focus on individual life insurance policies and purchasing structured settlement payments, today announced financial results for its first quarter ended March 31, 2011.
During the first quarter of 2011, Imperial reported total revenue of $24.9 million, compared to first quarter 2010 revenue of $19.7 million, a 26% increase. Agency fee income, fees that are paid by the referring life insurance agencies, was $4.1 million during the first quarter of 2011, compared to $5.3 million for the same period in 2010. Other significant sources of revenue were interest income and origination fees on premium finance loans, which totaled $4.3 million during the first quarter of 2011, compared to $12.9 million for the same period in 2010.
On an operating segment basis, the Life Finance business (formerly Premium Finance) generated $22.8 million of revenue in the first quarter, representing 92% of total revenues. In the Structured Settlements segment, revenue was $2.0 million during the quarter, representing 8% of total revenues.
Consolidated income before taxes was $7.4 million in the first quarter compared to a loss of $7.5 million during the same period last year. Net loss after tax for the first quarter of 2011 was $571,000 as compared to a net loss of $7.5 million for the same period in 2010.
Fully diluted weighted average earnings per share for the quarter ended March 31, 2011 was a loss of $(0.04) using 13,697,603 shares and $(0.03) using 21,202,614 shares outstanding. Adjusted earnings per share, excluding non-recurring tax charges, were $0.24 using 21,202,614 shares outstanding. Non-recurring tax charges include a net deferred tax liability of $4.4 million pursuant to the Company’s conversion to a public entity and an additional income tax expense of $749,000 due to pre-conversion losses.
Cash used in investing activities was $10.5 million during the first quarter of 2011. The Company had cash and cash equivalents totaling $165.8 million at March 31, 2011.
Antony Mitchell, Chairman and Chief Executive Officer, commented, “I am pleased to report solid financial results for the first quarter of 2011. We start the year off with strong momentum from our IPO and have begun to successfully deploy capital since February 11th, the date we received IPO proceeds. During the quarter we opportunistically funded 32 premium finance loans. Additionally, we acquired 19 life settlement policies bringing our total to 59 owned at quarter end with an aggregate fair value of $33.1 million. We believe these loans and investments in high yielding assets will provide long term cash flow benefits.”
Mr. Mitchell continued, “Our Structured Settlements business experienced continued growth with a 54% increase in origination volume year over year, ahead of our 40% target. In particular, over 40% of our business was from existing customers.” Mr. Mitchell, concluded, “Looking ahead, we expect to deploy capital within each business unit to meet our requirements but recognize this quarter we were presented with unique opportunities and benefited from having the cash on hand to deploy quickly. Overall, we will continue to execute on our strategy and expect to achieve our full year objectives.”
Conference Call Information
Imperial will host a conference call today, May 12, 2011, at 5:00 p.m. ET to discuss its first quarter 2011 results. To listen to the live call, please dial (800) 829-2707 or log on to the investor relations page of the company’s website at www.imperial.com. In addition, an audio replay of the call will be available two hours after its conclusion and archived through May 26, 2011. This archived call may be accessed by dialing (877) 870-5176; replay pin number “8096228”.
About Imperial Holdings, Inc.
Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial provides premium finance loans to policyholders for the payment of premiums and purchases life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. domestic insurance companies. More information about Imperial can be found at www.imperial.com.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, “GAAP”. Management believes the presentation of these financial measures provides important supplemental information in evaluating Imperial’s operating results as distinct from results that include items that are not indicative of ongoing operating results; in particular, those tax charges that Imperial incurred as a result of its corporate conversion and that are not directly related to operating unit performance. In addition, management believes these non-GAAP financial measures are useful to investors because: (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making; and (2) they exclude the impact of non-recurring tax items that may obscure trends in the core operating performance of the business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net income or earnings per share determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Imperial’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that Imperial’s future results will be unaffected by similar adjustments determined in accordance with GAAP.
Included below is a reconciliation of non-GAAP adjusted financial measures to reported or expected amounts:

Three months ended
March 31, 2011
Consolidated income per share before taxes	$0.54
Provision for income taxes excluding tax effect of corporate conversion	0.21

Diluted earnings per share excluding tax effect of corporate conversion	0.33
Tax effect of corporate conversion(a)	0.37

GAAP diluted earnings per share	$(0.04)
Weighted average diluted shares (millions)	13.7

Three months ended
March 31, 2011
Consolidated income per share before taxes	$0.35
Provision for income taxes excluding tax effect of corporate conversion	0.14

Diluted earnings per share excluding tax effect of corporate conversion	0.21
Tax effect of corporate conversion(a)	0.24

Non-GAAP diluted earnings per share (b)	$(0.03)
Diluted common shares (millions) outstanding as of March 31, 2011	21.2

(a)	Represents a one-time tax effect of $4.4 million of cumulative differences between financial and tax reporting which existed at the time of the conversion and the tax expense of $749,000 on pre-conversion losses.

(b)	Represents diluted earnings per share using shares outstanding as of March 31, 2011.
Safe Harbor Statement
This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Imperial’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.
Contact:
David Sasso
Imperial Holdings, Inc.
Director- Investor Relations
561.672.6114
IR@imperial.com
www.imperial.com

Imperial Holdings, Inc. and Subsidiaries
CONSOLIDATED AND COMBINED BALANCE SHEETS (UNAUDITED)

	March 31	December 31
	2011	2010
ASSETS
Assets
Cash and cash equivalents	$165,847,742	$14,224,014
Restricted cash	690,739	690,727
Certificate of deposit — restricted	882,710	879,974
Agency fees receivable, net of allowance for doubtful accounts	1,824,896	561,456
Deferred costs, net	6,030,795	10,706,022
Prepaid expenses and other assets	2,196,836	1,867,928
Deposits	660,438	692,285
Interest receivable, net	9,927,005	13,140,180
Loans receivable, net	73,246,954	90,026,383
Structured settlements receivables, net	4,527,185	2,535,764
Investment in life settlements (life insurance policies), at estimated fair value	33,066,365	17,137,601
Fixed assets, net	802,154	876,337
Investment in affiliates	515,216	77,973

Total assets	$300,219,035	$153,416,644

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$5,111,786	$3,425,162
Accrued expenses — related parties	—	70,833
Payable for purchase of structured settlements	13,344	223,955
Other liabilities	338,683	7,913,548
Lender protection insurance claims received in advance	3,610,050	31,153,755
Interest payable	14,848,367	13,764,613
Interest payable — related parties	—	54,769
Notes payable and debenture payable, net of discount	53,759,116	89,207,172
Notes payable — related parties	—	2,401,727
Income taxes payable	9,912,402	—
Deferred tax liability	4,378,293	—

Total liabilities	91,972,041	148,215,534
Member units —preferred (zero and 500,000 authorized in the aggregate as of March 31, 2011 and December 31, 2010, respectively)
Member units — Series A preferred (zero and 90,796 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	—	4,035,000
Member units — Series B preferred (zero and 25,000 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)		2,500,000
Member units — Series C preferred (zero and 70,000 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	—	7,000,000
Member units — Series D preferred (zero and 7,000 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	—	700,000
Member units — Series E preferred (zero and 73,000 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	—	7,300,000
Member units — common (500,000 authorized; zero and 337,500 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	—	11,462,427
Common stock (80,000,000 authorized; 21,202,614 and zero issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	212,026	—
Additional paid-in-capital	236,401,878	—
Accumulated deficit	(28,366,910)	(27,796,317)

Total stockholders’/members’ equity	208,246,994	5,201,110

Total liabilities and stockholders’/members’ equity	$300,219,035	$153,416,644

Imperial Holdings, Inc. and Subsidiaries
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three
	Months Ended
	March 31,
	2011	2010
Agency fee income	$4,061,019	5,278,622
Interest income	2,020,359	5,582,673
Origination fee income	2,281,257	7,298,895
Realized gain on sale of structured settlements	1,168,542	—
Gain on forgiveness of debt	2,542,771	1,765,328
Unrealized change in fair value of life settlements	11,198,036	(202,534)
Unrealized change in fair value of structured settlement receivables	842,300	—
Servicing fee income	518,003	—
Other income	229,769	23,425

Total income	24,862,056	19,746,409

Interest expense	2,939,543	6,981,803
Interest expense — related parties	290,132	1,986,775
Provision for losses on loans receivable	108,444	3,276,154
Loss on loan payoffs and settlements, net	2,571,104	1,469,505
Amortization of deferred costs	1,907,105	5,846,828
Selling, general and administrative expenses	9,533,186	7,459,368
Selling, general and administrative — related parties	87,180	212,500

Total expenses	17,436,694	27,232,933

Income (loss) before income taxes	7,425,362	(7,486,524)
Provision for income taxes	7,995,955	—

Net income (loss)	$(570,593)	$(7,486,524)

Earnings (loss) per share:
Basic	$(0.04)	$(2.08)

Diluted	$(0.04)	$(2.08)

Weighted average shares outstanding:
Basic	13,697,603	3,600,000

Diluted	13,699,590	3,600,000

Note: As a result of the conversion of the Company from a partnership to a corporation (the “Conversion”), the Company recorded a net deferred tax liability of $4,378,000 for the federal and state tax effects of temporary differences that were attributed to the Company at the time of the Conversion. Income tax expense for the first quarter of 2011 was increased by this amount.
During the first quarter of 2011, and prior to February 3, 2011 (conversion date), the Company incurred pre-conversion losses attributed to our members of approximately $1,936,000, the tax-effect of which is $749,000. This pre-conversion amount is treated as discrete adjustment to the tax provision calculated above as the Company obtains no benefit from these losses. In addition, these pre-conversion results were not taken into account in determining the Company’s estimated annual effective tax rate of 38.6%.
The overall income tax provision for the three months ended March 31, 2011 is $7,996,000. As described above, this total is derived from applying the annual effective tax rate to the post conversion (no effect given to pre-conversion losses) quarterly earnings and the one time establishment of deferred taxes due to the conversion from pass-through status to corporate status.